UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2013

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer Identification No.)

5320 Legacy Drive Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code:	(972) 673-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02(d) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 8, 2013, John P. Dielwart, B.Sc., P.Eng, of Calgary, Alberta, Canada was appointed to the Board of Directors (the “Board”) of Denbury Resources Inc. (the “Company”), increasing the number of Company directors on the Board to ten.

Mr. Dielwart is a founder and former Chief Executive Officer, as well as a current member of the Board of Directors, of ARC Resources Ltd. (“ARC”), a Calgary, Canada-based conventional oil and gas company.  Mr. Dielwart oversaw the growth of ARC, first as its President then as Chief Executive Officer from its startup in 1996 until his retirement in January of 2013.  Mr. Dielwart is currently the Vice-Chairman of ARC Financial Corp., Canada’s leading energy focused private equity manager, a position he assumed after his retirement from ARC.  Prior to joining ARC, Mr. Dielwart spent 12 years with a major Calgary-based oil and natural gas engineering consulting firm, as Senior Vice President and Director.  Mr. Dielwart began his career at a major Calgary-based oil and natural gas company, where he spent five years.  Mr. Dielwart served two separate three-year terms as a Governor of the Canadian Association of Petroleum Producers (CAPP), including 18 months (2002 to 2004) as Chairman.  Mr. Dielwart is a member of the Association of Professional Engineers and Geoscientists of Alberta (APEGA) and received a Bachelor of Science Degree (with Distinction) in Civil Engineering (1977) from the University of Calgary.

Mr. Dielwart’s committee appointments will be determined at the next regularly scheduled Board meeting in December.  On November 8, 2013, following his appointment to the Board, Mr. Dielwart was granted 8,699 shares of restricted stock which will vest on November 7, 2014.  Mr. Dielwart is also entitled to participate in the Director Compensation Plan on the same basis as other non-employee directors. In addition, effective November 8, 2013, the Company and Mr. Dielwart entered into the Company’s standard form of indemnification agreement for its non-employee directors, which requires the Company to indemnify each indemnitee to the fullest extent permitted by the Delaware General Corporation Law.

A copy of the press release released on November 10, 2013 (the “Press Release”) announcing Mr. Dielwart’s appointment and the items discussed in Item 7.01 below is filed as Exhibit 99.1 hereto.

Section 7 – Regulation FD

Item 7.01 – Regulation FD Disclosure

The Press Release also discussed key developments that were addressed by the Company at its annual analyst meeting in Houston, Texas, held on Monday, November 11, 2013, including the intention to initiate regular quarterly cash dividends and an increase in the dollar amount of share repurchases authorized under its share repurchase program.

Quarterly Cash Dividends

The Company intends to commence paying a regular full-year cash dividend of $0.25 per share, or $0.0625 per share quarterly, with the first payment expected in the quarter ended March 31, 2014. Based on its current financial projections and commodity price outlook, the Company expects to grow its regular annual dividend rate to between $0.50 and $0.60 per share in 2015, then at a sustainable rate thereafter.

Increased Share Repurchase Program

The Company’s Board has approved an increase in the dollar amount of remaining share repurchases under its multi-year repurchase program to $250 million from approximately $109 million. The increase raises the total amount authorized under the program since it commenced in October 2011 to $912 million, of which the Company has spent $662 million as of September 30, 2013 to acquire a total of 43 million common shares, or about 11% of shares outstanding at September 30, 2011, at an average cost of $15.48 per share. There is no set expiration date for the program and no requirement that the entire authorized amount be used.

Analyst Meeting

A live audio webcast of management’s presentation from the analyst meeting is available on the Company’s website at www.denbury.com. The slides for management’s presentation at the analyst meeting, including the Company's initial targets for 2014 production and capital expenditures, are posted on the Company’s website and will remain archived there for at least 30 days from the date posted.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any document whether or not filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such document.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description
99.1*	Denbury Press Release, dated November 10, 2013.

*	Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: November 13, 2013	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Denbury Press Release, dated November 10, 2013.